Exhibit 99.1

SYNERGY PHARMACEUTICALS, INC.

October 24, 2011

Synergy Pharmaceuticals Initiates Dosing of Patients in Phase II/III Trial of Plecanatide in Chronic Constipation

NEW YORK, NY — Synergy Pharmaceuticals, Inc. (OTC QB: SGYP.PK), a developer of new drugs to treat gastrointestinal (GI) disorders and diseases, today announced initiation of dosing of patients in a major Phase II/III clinical trial of plecanatide to treat chronic idiopathic constipation (CIC). This study is being conducted at 110 sites in the United States and is designed to enroll 880 patients with CIC who will be treated with one of three doses of plecanatide (0.3, 1.0 or 3.0 mg) or placebo taken once daily over a period of 12 weeks. Two CIC-study investigator meetings were recently held in Denver and New Orleans to prepare investigators for the multicenter trial, and Synergy is utilizing PAREXEL International as its Contract Research Organization for this study.

“The initiation of this trial represents a major milestone in our development of plecanatide to treat GI disorders, and the advancement of Synergy,” said Gary S. Jacob, Ph.D., President and Chief Executive Officer of Synergy. “We believe plecanatide, which is an analog of the natural GI hormone uroguanylin, is capable of producing an ideal combination of efficacy and safety for patients with chronic idiopathic constipation, and has similar potential for the treatment of constipation-predominant irritable bowel syndrome (IBS-C) as well.”

Clinical Trial Design

Synergy’s Phase II/III trial of plecanatide to treat CIC patients (SP304-20210) is entitled: “A Randomized, 12-Week, Double-Blind, Placebo-Controlled, Repeat-Dose, Oral, Dose-Ranging Study to Assess the Safety and Efficacy of Plecanatide in Patients with Chronic Idiopathic Constipation”. This study is being conducted at 110 sites in the United States, and is designed to enroll 880 patients with CIC who will be randomized evenly to one of three doses of plecanatide (0.3, 1.0 or 3.0 mg) or placebo taken once daily for 12 weeks.  The study will have as its primary objective the measure of complete spontaneous bowel movements (CSBMs) using a responder analysis. The trial will also evaluate spontaneous bowel movements (SBMs) and daily constipation symptoms, as well as the impact of plecanatide on disease-specific quality of life measures.  For further information on the trial please visit www.cicstudy.com or the ClinicalTrials.gov listing (http://clinicaltrials.gov/ct2/show/NCT01429987?term=plecanatide&rank=1).

About Plecanatide

Plecanatide is a member of a new class of essentially non-systemic drugs, referred to as guanylate cyclase C (GC-C) agonists, that are currently in development to treat CIC and IBS-C, which includes a first-in-class drug being developed by Ironwood (Nasdaq: IRWD) and Forest Labs (NYSE: FRX). Plecanatide is a synthetic analog of uroguanylin, a natriuretic hormone that regulates ion and fluid transport in the GI tract. Orally-administered plecanatide binds to and activates GC-C receptors expressed on epithelial cells lining the GI mucosa, resulting in activation of the cystic fibrosis transmembrane conductance regulator (CFTR), and leading to augmented flow of chloride and water into the lumen of the gut. Activation of the GC-C receptor pathway is believed to facilitate bowel movement as well as producing other beneficial physiological responses including improvement in abdominal pain and inflammation. In animal models, oral administration of plecanatide promotes intestinal secretion and also ameliorates GI inflammation.

About Chronic Idiopathic Constipation (CIC)

CIC is a very common gastrointestinal disorder. Up to 26 million Americans suffer from the disorder, and of this population about 5 million have a severe condition necessitating intervention. The prevalence of the disorder is similar in other developed countries.  Patients with CIC often experience hard stools, straining during bowel movements and not enough bowel movements during the week. People with CIC can experience serious discomfort which adversely affects their ability to work and their quality of life.

About Synergy Pharmaceuticals, Inc.

Synergy is a biopharmaceutical company focused on the development of new drugs to treat gastrointestinal disorders and diseases. Synergy’s lead proprietary drug candidate plecanatide is a synthetic analog of the human gastrointestinal hormone uroguanylin, and functions by activating the guanylate cyclase C receptor on epithelial cells of the GI tract. The company completed a Phase I study in healthy volunteers and a Phase IIa clinical trial in CIC patients. Plecanatide is also being developed to treat constipation-predominant irritable bowel syndrome, with the first trial in IBS-C patients planned for 2012. Synergy’s second GC-C agonist SP-333 is currently in pre-clinical development to treat inflammatory bowel diseases. More information is available at http://www.synergypharma.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “plan” “believe,” “expect” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Synergy’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical drug under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Synergy does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Synergy’s Form 10-K for the year ended December 31, 2010 and periodic reports filed with the Securities and Exchange Commission.

Company Contact:

Gary S. Jacob, Ph.D.

President and CEO

Synergy Pharmaceuticals, Inc.

+1-212-297-0020

gjacob@synergypharma.com

Investor and Media Contact:

Melody A. Carey

Rx Communications Group, LLC

917-322-2571

mcarey@rxir.com